--------
 FORM 3
--------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
     Beshouri   Peter                         Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)                                                  (Month/Day/Year)
     (Last)     (First)     (Middle)                                     ----------------------------------  September 20, 2001
           40 Pequot Way                   ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS Identification            Person to Issuer                 7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
      Canton,        MA        02021          Person, if an Entity             Director          10% Owner      applicable line)
----------------------------------------      (Voluntary)                -----            -----                     Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                   352,567                           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                   (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)  (see note 1)   7/31/07     Common Stock      30,000      $28.53          D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)    8/1/01       8/1/04      Common Stock      60,000      $5.00           D
                                                                                   (see note 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (rignt to buy)    8/1/01       8/1/04      Common Stock      60,000      $8.00
                                                                                   (see note 2)       D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (rignt to buy)    8/1/01       8/1/04      Common Stock      75,000      $1.89           D
                                                                                    (see note 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (rignt to buy)    8/1/04      8/1/04       Common Stock      30,000      $1.69
                                                                                    (see note 2)      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
                                                                                            *
                                                                                -------------------------------   ------------------
                                                                                    Peter Beshouri                     Date
                                                                               **Signature of Reporting Person

                                                                             *By:  /s/ Joseph McGuire               January 10 2002
                                                                                -------------------------------   ------------------
                                                                                       Joseph McGuire                  Date
                                                                                       Attorney-in-Fact


**Intentional misstatements or omissions of facts constitute Federal Criminal
 Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

                                                     (Print or Type Responses)